================================================================================

                            Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the Appropriate Box:

[ X ]    Preliminary Proxy Statement

[   ]    Confidential,  for Use of the Commission  Only (as permitted by Rule
         14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting  Material  Pursuant to Section  240.14a-11(c)  or Section
         240.14a-12

================================================================================

                             VALLEY NATIONAL BANCORP

                 (Name of Registrant as Specified in its Charter
                                       and
                     Name of Person Filing Proxy Statement)

================================================================================


Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[  ]     Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)  and
         0-11.

         1)       Title  of  each  class  of  securities  to  which  transaction applies:
                  ______________________________________________________
         2)       Aggregate number of securities to which transaction applies:
                  ______________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                  ______________________________________________________
         4)       Proposed maximum aggregate value of transaction:
                  ______________________________________________________
         5)       Total fee paid:
                  ______________________________________________________
[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing with which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            Amount Previously Paid:  _____________________________________
            Form, Schedule or Registration Statement No.: _________________ Filing Party: ________________________________________________
            Date Filed:  __________________________________________________

================================================================================

                             VALLEY NATIONAL BANCORP
                                1455 Valley Road
                             Wayne, New Jersey 07474


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             Thursday, April 6, 2000


To Our Shareholders:

      The annual meeting of shareholders of Valley National Bancorp will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey, on Thursday, April 6, 2000 at 3:00 p.m. to vote on these proposals:

      1.  To elect 18 directors.

      2.  To approve the Valley National Bancorp Executive Incentive Plan.



      3. To approve an amendment to the Certificate of Incorporation of Valley National Bancorp authorizing 30,000,000 shares of a new class of "blank check" preferred stock.

      4. To transact such other business as may properly come before the meeting.

      Shareholders of record at the close of business on February 23, 2000 are entitled to notice of and to vote at the meeting. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy in the envelope provided or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card.




                                         By Order of the Board of Directors


                                         ----------------------------------
                                         Gerald H. Lipkin
                                         Chairman, President and
                                         Chief Executive Officer


March 1, 2000

                             VALLEY NATIONAL BANCORP
                                1455 Valley Road
                             Wayne, New Jersey 07474



                                 PROXY STATEMENT



                       GENERAL PROXY STATEMENT INFORMATION


We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp for use at Valley's 2000 annual meeting of shareholders and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Radisson Hotel, 690 Route 46 East, Fairfield, New Jersey, on Thursday, April 6, 2000 at 3:00 p.m. local time. This proxy statement is first being mailed to shareholders on March 1, 2000.

Shareholders Entitled to Vote



      The record date for the meeting is February 23, 2000. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.



      On the record date there were [_____________] shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

Proxies and Voting Procedures

      Your vote is important and you are encouraged to vote your shares promptly.



      Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends - that is, FOR the election of the 18 nominees for director named in this proxy statement FOR the Executive Incentive Plan and FOR the amendment to Valley's Certificate of Incorporation. If any other matters are properly presented at the meeting for consideration, such as consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgement to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the meeting.



      We are offering you three alternative ways to vote your shares this year.

      To Vote By Mail
      ---------------

      As in previous years you can vote your proxy by mail. If you wish to use this method to vote, please date, sign, and mail your proxy card in the envelope provided as soon as possible.

      To Vote By Telephone (Touch-Tone Phone Only)
      --------------------------------------------

      For the first time we are offering telephonic voting. You will notice a control number printed on your proxy card. If you wish to vote by telephone, you must call toll-free 1-800-PROXIES and follow the instructions. You will be given the option to vote on the proposals individually or vote for all of management's recommendations. If you vote by telephone, you must have your control number and the proxy card available when you call.

      To Vote By Internet
      -------------------

      For the first time we are offering voting by the Internet. If you wish to vote using the Internet, you can access the web page at "www.voteproxy.com" and follow the on-screen instructions. If you vote by Internet, you must have your control number and the proxy card available when you access the web page.

      Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled "Voting in Person; Revoking Your Proxy."

      If you are a participant in our dividend reinvestment plan, the shares held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone, or by Internet.

      If you are a participant in our Savings and Investment Plan, you will receive one proxy card for all shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the Savings and Investment Plan and do not vote, the plan trustee will vote the plan shares in the same proportion as shares for which instructions were received under the plan. Because the plan trustee will vote the unvoted and unallocated ESOP suspense account plan shares in the same proportion as shares for which instructions were received under the plan, if you are a participant in the Savings and Investment Plan and vote your shares, the trustee will use your vote when determining the correct proportion.

Voting in Person; Revoking Your Proxy
-------------------------------------

      The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later dated proxy or written revocation must be received before the meeting by the Secretary of Valley, Alan D. Eskow, at 1455 Valley Road, Wayne, New Jersey 07474, or it must be delivered to the Secretary of the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish and the last vote received chronologically will supercede any prior votes. Please note that if you vote by the Internet, the maximum number of times you can access the website using any one control number is limited to five times per day.

Required Vote
-------------

      The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.



      For the election of directors, the nominees receiving the greatest number of votes will be elected. The affirmative vote of the holders of a majority of the votes cast at the meeting is required to approve the Executive Incentive
Plan or the amendment to Valley's Certificate of Incorporation. Thus, an abstention or a broker "non-vote" will have no effect on the outcome of the vote to elect directors or the vote to approve the Executive Incentive Plan.



Method and Cost of Proxy Solicitation
-------------------------------------

          This proxy solicitation is being made by Valley's Board of Directors and Valley will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of Valley in person or by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of Valley common stock.

                       PROPOSAL 1 -- ELECTION OF DIRECTORS

                              DIRECTOR INFORMATION

      Under Valley's by-laws, the Board of Directors fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The Board has fixed the number of directors at 18.

      The persons named in the proxy card intend to vote the proxies FOR the election of the 18 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

      Each candidate for director has been nominated to serve a one-year term until our 2001 annual meeting and thereafter until the person's successor has been duly elected and qualified. The following table sets forth the names and ages of the Board's nominees for election, the nominees' position with Valley (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Valley. The nominee's prior service as a director includes prior service as a director of the Bank prior to the formation of the holding company.


                                                      Principal Occupations During                      Director
     Name, Age and Position With Valley                   Past Five Years                                 Since
     ----------------------------------        ---------------------------------------------------      -------
Andrew B. Abramson, 46....................     President and Chief Executive Officer, The Value           1994
                                               Group, Inc. (real estate development and property
                                               management firm)

Pamela Bronander, 43......................     Executive Vice President, Scandia Packaging                1993
                                               Machinery Co. (designs & builds packaging machinery)

Joseph Coccia, Jr., 70....................     President of Cocci Development (builder and                1986
                                               investor); former principal of Coccia Realty, Inc.
                                               (real estate brokers)

Harold P. Cook, III, 45 ..................     Partner in the law firm of Cook & Rumana (formerly         1998
                                               Cook & DeLuccia); former Chairman and Chief
                                               Executive Officer of Wayne Bancorp, Inc. and
                                               Chairman of Wayne Savings Bank, F.S.B.

Austin C. Drukker, 66.....................     President, Press Publications, Inc. (newspaper);           1973
                                               adjunct professor, Montclair State College;
                                               President Albert Payson Terhune Foundation; former
                                               President-Publisher, The Herald-News (newspaper)


Graham O. Jones, 55.......................     Attorney, Jones & Jones;  formerly President       1997
                                               of Hoke, Inc., its affiliates and subsidiaries
                                               (manufacturer of precision fluid control products)

Walter H. Jones, III, 57..................     Formerly Chairman of the Board of Hoke,           1997
                                               Inc., its affiliates and subsidiaries (manufacturer
                                               of precision fluid control products)



Gerald Korde, 56..........................     President, Birch Lumber Company, Inc. (wholesale and       1989
                                               retail lumber distribution company)

Gerald H. Lipkin, 59......................     Chairman, President and Chief Executive Officer of         1986
  Chairman, President and Chief                Valley National Bancorp and Valley National Bank
  Executive Officer

Joleen Martin, 67.........................     President, C.P. Test Services, Inc. (valve and curb       1995
                                               box manufacturing company)

Robert E. McEntee, 67.....................     Management Consultant                                      1979


Richard S. Miller, 65.....................     President and Director, Williams, Caliri, Miller &         1999
                                               Otley, A Professional Corporation; former Director
                                               of Ramapo Financial Corporation and The Ramapo Bank

Robert Rachesky, 71.......................     Consultant, Fujicolor Photo Services, Inc. (photo          1982
                                               developing and supply company)

Barnett Rukin, 59.........................     Chairman and Chief Executive Officer, Hudson Transit       1991
                                               Lines, Inc. (operator of Short Line Bus Company)

Peter Southway, 65........................     Vice Chairman (formerly President and Chief                1978
  Vice Chairman                                Operating Officer) of Valley National Bancorp and
                                               Valley National Bank

Richard F. Tice, 70.......................     Partner, Tice Farms (farming and real estate)              1982

Leonard Vorcheimer, 57....................     Principal, L.J.V. Enterprises (investment concern)         1992

Joseph L. Vozza, 70.......................     President, Joseph L. Vozza Administrative Services,        1982
                                               Inc. (insurance consultant/administrator); former
                                               President, Joseph L. Vozza Agency, Inc. (insurance
                                               broker); and former President, Public Entity Risk
                                               Management Administration Corp. (administrator of
                                               self insurance pools for public entities)


         Peter Southway is the father of Peter John Southway. Both are executive officers of Valley and the Bank. Graham O. Jones and Walter H. Jones, III are brothers.


Committees of the Board of Directors
------------------------------------

      Our Board of Directors held 13 meetings during 1999. All our directors also serve as directors of the Bank.

      We have a standing Audit and Examining Committee. This committee reviews significant audit and accounting principles, policies and practices, meets with the Bank's internal auditors, reviews the report of the annual examination of Valley conducted by its outside auditors, and reviews examination reports and other reports of federal regulatory agencies. The members of the committee are Messrs. Rachesky (Chairman), Abramson, Drukker, W. Jones, McEntee, Tice, and Vorcheimer. The committee met four times during 1999.

      We have a standing Human Resource and Compensation Committee. This committee sets general compensation levels for all officers and employees and sets specific compensation for executive officers. It also administers our Long-Term Incentive Plan and makes awards under that plan. The committee met five times in 1999. Its members are Messrs. McEntee (Chairman), Abramson, Cook,
G. Jones, Korde, Rachesky and Tice.

      We have a standing Nominating and Governance Committee. This committee is responsible for nominating directors to serve on the boards of Valley and the Bank. The committee met three times during 1999. Its members are Messrs. Drukker (Chairman), Abramson, Coccia, Korde, Lipkin, McEntee, Rachesky and Vozza. The committee has not established specific procedures for receiving shareholder recommendations for director-nominees, but will consider any recommendations which are brought to its attention.

      During 1999 each director attended 75% or more of the meetings of the full Board of Directors and of each committee on which he or she served.

                          STOCK OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS


      The following table contains information about the beneficial ownership of Valley common stock at December 31, 1999 by each director, by each Valley executive officer for whom individual information is required to be set forth in this proxy statement under rules of the Securities and Exchange Commission, and by directors and all executive officers as a group. We know of no person or group that beneficially owns 5% or more of Valley's common stock.



                                                                              Number of Shares
                                                                             Beneficially Owned    Percent of
                        Name of Beneficial Owner                                    (1)             Class (2)
                        ------------------------                                    ----           ----------

Directors and Named Officers:
Andrew B. Abramson...................................................           122,716  (3)         0.20%
Pamela Bronander.....................................................             5,463  (4)         0.00
Joseph Coccia, Jr....................................................           253,693  (5)         0.42
Harold P. Cook, III..................................................            34,444  (6)         0.06
Peter Crocitto.......................................................            61,326  (7)         0.10
Austin C. Drukker....................................................           108,202  (8)         0.18
Graham O. Jones......................................................           714,992  (9)         1.18
Walter H. Jones, III.................................................           713,828              1.18
Gerald Korde.........................................................         1,002,600  (10)        1.65
Gerald H. Lipkin.....................................................           332,036  (11)        0.55
Joleen Martin........................................................           121,464  (12)        0.20
Robert E. McEntee....................................................            54,483  (13)        0.09
Robert Meyer.........................................................           227,645  (14)        0.38
Richard S. Miller....................................................            40,978  (15)        0.07
Robert Rachesky......................................................           248,030  (16)        0.41
Barnett Rukin........................................................            29,578  (17)        0.05
Peter Southway.......................................................           250,232  (18)        0.41
Peter John Southway..................................................            72,407  (19)        0.12
Richard F. Tice......................................................           180,872  (20)        0.30
Leonard Vorcheimer...................................................            39,968  (21)        0.07
Joseph L. Vozza......................................................            42,432  (22)        0.07
Directors and Executive Officers as a group (31 persons).............         4,931,907  (23)        8.13


------------------------------

NOTES:

(1) Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2) The number of shares of common stock used in calculating the percentage of the class owned includes 59,693,290 shares of common stock outstanding as of December 31, 1999, and 988,304 shares purchasable pursuant to options exercisable within 60 days of December 31, 1999.

(3) This total includes 2,992 shares held by Mr. Abramson's wife, 7,109 shares held by his wife in trust for his children, 13,094 shares held by a family trust for which Mr. Abramson is trustee, 4,030 shares held by a family foundation, 53,397 shares held by a trust in which Mr. Abramson is a trustee and 2,663 shares held in self-directed IRA Plans in which Mr. Abramson and his wife are beneficiaries.

(4) This total includes 906 shares held in custody for children and 562 shares held in a trust.

(5) This total includes 230,493 shares held by Mr. Coccia jointly with his wife, 14,572 shares held by a family foundation and 8,628 shares held by his wife.

(6) This total includes 809 shares for Mr. Cook's daughter, 578 shares held by Mr. Cook's wife with a relative, 4,522 shares held for Mr. Cook's mother for whom Mr. Cook holds power of attorney, 709 shares held as Mr. Cook's share of a partnership, 525 shares held in a profit sharing plan for which Mr. Cook is trustee, 312 shares held in self-directed IRA Plans of which Mr. Cook and his wife are beneficiaries, 2,318 restricted shares, and 5,797 shares purchasable pursuant to options exercisable within 60 days, but not the 3,866 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(7) This total includes 79 shares held by Mr. Crocitto's wife, 1,439 shares held by Mr. Crocitto as custodian for his children, 9,826 restricted shares, and 22,373 shares purchasable pursuant to stock options exercisable within 60 days, but not the 31,855 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(8) This total includes 2,362 shares held by Mr. Drukker's wife, 18,908 shares held by a trust for which Mr. Drukker is a trustee and of which he is a beneficiary, and 4,486 shares held by a family foundation.

(9) This total includes 1,164 shares owned by Trusts for the benefit of children for which his wife is co-trustee.

(10) This total includes 151,215 shares held in the name of Mr. Korde's wife, 31,837 shares held jointly with his wife, 323,045 shares held by his wife as custodian for his children, 140,495 shares held by a trust for which Mr. Korde is a trustee and 98,828 shares held by a profit sharing plan which Mr. Korde controls.

(11) This total includes 45,166 shares held in the name of Mr. Lipkin's wife, 73 shares held jointly with his wife, 7,221 shares held by self-directed IRA plans in which Mr. Lipkin and his wife are beneficiaries and 9,741 shares held by a family foundation. This total also includes Mr. Lipkin's 19,047 restricted shares and 115,337 shares purchasable pursuant to options exercisable within 60 days, but not the 37,020 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(12) This total includes 57,272 shares held by Ms. Martin jointly with her husband, 13,478 shares held by her husband and 25 shares held by Ms. Martin as trustee.

(13) This total includes 698 shares held in the name of Mr. McEntee's wife, 50,030 shares held jointly with his wife and 3,755 shares held by Mr. McEntee in a self-directed Keogh plan.

(14) This total includes Mr. Meyer's 7,883 restricted shares and 214,067 shares purchasable pursuant to options exercisable within 60 days but not the 26,275 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(15) This total includes 13,387 shares held by a self-directed IRA plan, 13,011 shares held jointly with his wife, 186 shares held by a corporation, 3,123 shares owned by a Trust. This total also includes 9,103 shares purchasable pursuant to options exercisable within 60 days of December 31, 1999.

(16) This total includes 18,047 shares held by a self-directed IRA plan, 20,810 shares held in a self-directed IRA by his wife and 209,173 shares held by an annuity trust for which Mr. Rachesky is co-trustee.

(17) This total includes 8,449 shares held by Mr. Rukin's wife as custodian and Mr. Rukin, as trustee, in various accounts for their children, 2,524 shares held by a private foundation of which Mr. Rukin is an officer and 1,447 shares for a pension in which Mr. Rukin is a trustee.

(18) This total includes 11,335 shares held in the name of Mr. Southway's wife, 7,601 shares held in a family foundation and 3,556 shares held in self directed IRA plans. This total also includes Mr. Southway's 11,548 restricted shares and 77,554 shares purchasable pursuant to options exercisable within 60 days, but not the 19,780 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(19) This total includes 1,094 shares held by Mr. Peter John Southway as custodian for his children, 10,116 restricted shares and 39,344 shares purchasable pursuant to stock options exercisable within 60 days, but not the 31,857 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 1999.

(20) This total includes 57,974 shares held jointly with Mr. Tice's wife and 33,421 shares owned by a partnership of which Mr. Tice is a general partner.

(21)  This total includes 2,776 shares held by a family trust.

(22) This total includes 2,881 shares held by Mr. Vozza's wife and 4,216 shares held by a family foundation.

(23) This total includes 274,518 shares owned by ten executive officers who are not directors or Named Officers, which total includes 22,780 restricted shares and 147,992 shares purchasable pursuant to options exercisable within 60 days. The total does not include shares held by the Bank's trust department.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes all compensation earned in the past three years by the listed persons for services performed in all capacities for Valley and its subsidiaries.


                                                                             Long Term
                                         Annual Compensation            Compensation Awards
 Name and Principal Position                                        Restricted      Securities
 with Valley National Bancorp                                         Stock         Underlying         All Other
   and Valley National Bank                                         Awards(s)        Options/        Compensation
                                 Year     Salary($)    Bonus($)       (1)($)      SARs(2)(5)(#)          (3)($)
-----------------------------    ----     ---------    --------     ---------     -------------        --------
Gerald H. Lipkin,............    1999      500,000      475,000       145,950         15,750            34,850
Chairman, President and Chief    1998      480,000      425,000       186,313         19,686            35,078
Executive Officer                1997      465,000      420,000       135,000         20,672            34,750

Peter Southway,.............     1999      270,000      200,000        52,542          5,250             9,600
Vice Chairman                    1998      260,000      200,000       130,419         13,124             9,600
                                 1997      250,000      200,000        94,500         13,781             9,500

Robert Meyer,  (4)............   1999      240,000      100,000        77,250         10,000             9,600
Executive Vice President         1998      230,000       90,000        81,562         10,500             9,600
                                 1997      220,000       75,000        99,375         13,125             7,671

Peter John Southway,.......      1999      240,000      100,000        77,250         10,000             9,600
Executive Vice President         1998      230,000       90,000        81,562         10,500             8,000
                                 1997      210,000       75,000        99,375         13,125             9,500

Peter                            1999      240,000      100,000        77,250         10,000             9,600
Crocitto,...................     1998      230,000       90,000        81,562         10,500             9,600
Executive Vice President         1997      200,000       75,000        99,375         13,125             9,500
---------------------------


NOTES

(1) As required by Securities and Exchange Commission rules, the dollar amounts set forth in the columns are based on values as of the date of the grants. The dollar amounts in the following paragraph are based on values as of December 31, 1999. All restrictions on restricted stock awards lapse at the rate of 20% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock. The restricted stock awards are made pursuant to the Valley National Bancorp Long-Term Stock Incentive Plan. Upon a "change in control," as defined in that plan, all restrictions on shares of restricted stock will lapse and all options will vest in full.

      For Mr. Lipkin, the column represents awards of 5,250 shares in 1999, 6,562 shares in 1998 and 6,890 shares in 1997. As of December 31, 1999, Mr. Lipkin held an aggregate of 19,047 shares of restricted stock with a value of $533,316. For Mr. Peter Southway, the column represents awards of 1,890 shares in 1999, 4,593 shares in 1998 and 4,822 shares in 1997. As of December 31, 1999, Mr. Peter Southway held an aggregate of 11,548 shares of restricted stock with a value of $323,344. For Mr. Meyer, the column represents awards of 3,000 shares in 1999, 3,150 shares in 1998 and 3,937 shares in 1997. As of December 31, 1999, Mr. Meyer held an aggregate of 7,883 shares of restricted stock with a value of $220,724. For Mr. Peter John Southway, the column represents awards of 3,000 shares in 1999, 3,150 shares in 1998, and 3,937 shares in 1997. As of December 31, 1999, Mr. Peter John Southway held an aggregate of 10,116 shares of restricted stock with a value of $283,248. For Mr. Crocitto, the column represents awards of 3,000 shares in 1999, 3,150 shares in 1998, and 3,937 shares in 1997.
      As of December 31, 1999, Mr. Crocitto held an aggregate of 9,826 shares of restricted stock with a value of $275,128.

(2) The amounts listed represent options granted to the persons listed in the form of qualified incentive stock options or nonqualified stock options (but in either event granted at the fair market value on the date of grant). All the options vest at the rate of 20% per year commencing with the first anniversary except as specified otherwise below. Upon a "change in control" as defined in the Long-Term Stock Incentive Plan, all options become immediately and fully exercisable. For 1998, 6,563 of the options granted to Mr. Lipkin and 4,331 of the options granted to Mr. Peter Southway had tandem SARs. For 1997, 6,891 of the options granted to Mr. Lipkin and 4,548 of the options granted to Mr. Peter Southway had tandem SARs. As to those options/SARs, the executive will have the choice of exercising the option for stock or obtaining the cash value of the option on the exercise date.

(3) All amounts shown in this column reflect employer contributions to a 401(k) plan on behalf of the person listed, except that $25,250 of the amount shown for Mr. Lipkin in 1999, 1998 and 1997 represents the cost to Valley of Mr. Lipkin's $1,000,000 split dollar life insurance plan.

(4) Mr. Meyer joined Valley effective February 28, 1997; his 1997 salary is shown on an annualized basis.

(5) Stock options/SARs and stock awards have been restated for stock dividends and stock splits.

Option Grants in 1999
---------------------

      The following table shows the options granted to the person listed in 1999, and their potential value at the end of the option term, assuming certain levels of appreciation of Valley's common stock. As noted in footnote (2) to the preceding table, certain options have been granted in tandem with SARs.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                                   Annual Rates of
                                                                                                     Stock Price
                                                                                                  Appreciation for
                                    Individual Grants                                              Option Term (1)
------------------------------------------------------------------------------------------      ----------------------
                                               Percent of
                              Number of          Total
                             Securities       Options/SARs    Exercise
                             Underlying        Granted to     or Base
                            Options/SARs     Employees in     Price         Expiration
          Name              Granted (#)       Fiscal Year      ($/Sh)            Date             5%($)      10%($)
          ----              ------------      -----------      -------       ---------           -------     ------
Gerald H. Lipkin............ 15,750 (2)           6.2%          27.80        1/05/2009           275,344     697,776
Peter Southway..............  5,250 (2)           2.1%          27.80        1/05/2009            91,787     232,607
Robert Meyer................ 10,000 (2)           4.0%          25.75       11/23/2009           161,940     410,389
Peter John Southway......... 10,000 (2)           4.0%          25.75       11/23/2009           161,940     410,389
Peter Crocitto.............. 10,000 (2)           4.0%          25.75       11/23/2009           161,940     410,389


-----------------------

NOTES

(1) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Valley's common stock price. Based upon 59,693,290 common shares outstanding as of December 31, 1999, all shareholders as a group would receive future appreciation of $1,051,142,101 with 5% growth, and $2,663,800,464 with 10% growth, over a 10-year period.

(2) These options become exercisable at the rate of 20% per year beginning January 5, 2000 as to Gerald Lipkin and 33-1/3% per year for Peter Southway and November 23, 2000 as to Robert Meyer, Peter John Southway and Peter Crocitto. The options accelerate in the event of a change in control, as defined in the Long-Term Stock Incentive Plan.

Aggregated Option Exercises in 1999 and Year-End Option Values
--------------------------------------------------------------

      The following table shows the options exercised by persons listed in 1999, the number of options/SARs remaining unexercised at year-end, and the value of unexercised in-the-money options/SARs at year end.


                       AGGREGATED OPTION/SAR EXERCISES IN
                  LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES


                                                            Number of Securities           Value of Unexercised
                               Shares                      Underlying Unexercised       In-the-Money Options/SARs
                            Acquired on                  Options/SARs at FY-End (#)           at FY-End ($)
                            Exercise (#)     Value
           Name                           Realized ($)    Exercisable/Unexercisable     Exercisable/Unexercisable
           ----             -----------   ------------    -------------------------     -------------------------
Gerald H. Lipkin............    2,133       41,444              95,218/57,139               1,076,489/252,089
Peter Southway..............    2,888       48,533              64,492/32,842                745,946/167,007
Robert Meyer................        0            0             214,067/26,275                4,397,206/61,959
Peter John Southway.........    7,016      127,270              39,344/31,857                444,279/116,635
Peter Crocitto..............    3,008       37,720              22,373/31,855                177,744/116,624


Pension Plans
-------------

      Bank Pension Plan. The Bank maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85 of 1% of the employee's average final compensation up to the employee's average social security wage base plus (ii) 1.15% of the employee's average final compensation in excess of the employee's average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee's "average final compensation" is the employee's highest 5 year average of the employee's annual salary (excluding bonuses, overtime pay and other special pay), i.e., the amount listed as "Salary" in the Summary Compensation Table, subject to an annual compensation limit of $160,000, received during the last 10 years of employment.

      The following table shows the estimated annual retirement benefits from the pension plan, assuming retirement at age 65 and a straight life annuity benefit, for the compensation levels and years of credited service shown.


                               PENSION PLAN TABLE

                                                     Years of Credited Service
                                    -------------------------------------------------------------
Average Final Compensation             15          20           25          30           35
--------------------------             --          --           --          --           --
$  25,000...................           $3,188       $4,250      $5,313      $6,375        $7,438
$  50,000...................           $7,137       $9,516     $11,896     $14,275       $16,654
$ 100,000...................          $15,762      $21,016     $26,271     $31,525       $36,779
$ 150,000...................          $24,387      $32,516     $40,646     $48,775       $56,904
$ 160,000 and higher........          $25,422      $33,896     $42,371     $50,845       $59,319


-----------------------

NOTES:

1. Amounts shown reflect the $160,000 limit on compensation and the $130,000 maximum benefit payable and represent the benefits that could be paid from the qualified trust during 1999. These limits are subject to annual cost of living increases.

2.    An employee may receive  benefits greater than those shown in the table if
      (a) his accrued benefit as of December 31, 1988 under the terms of the pre-1989 Plan is higher, (b) his accrued benefit as of December 31, 1993 (based on the compensation limits in effect before 1994) is higher, or (c) he is a participant in the Benefit Equalization Plan, an unfunded arrangement which provides benefits to a select group of highly compensated officers, and which is described below.

      Benefit Equalization Plan. Effective January 1, 1989, the Bank adopted a benefit equalization plan which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under the pension plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified deferred benefit plan, minus (b) the individual's pension plan benefit. In general, officers of Valley who are members of the pension plan and who receive covered pension compensation in excess of the compensation limits under the qualified plan are eligible to participate in the benefit equalization plan. The Human Resource and Compensation Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the benefit equalization plan. Effective January 1, 1989, Gerald Lipkin and Peter Southway became participants in the benefit equalization plan. Effective January 1, 1996, Peter John Southway and Peter Crocitto became participants in the benefit equalization plan. No other officers presently participate.

      The following table shows the estimated annual retirement benefits from the benefit equalization plan and qualified pension plan combined, assuming retirement at age 65 in 1999 and a straight life annuity benefit, for the compensation levels and years of credited service shown. The chart is calculated using the average social security wage base and social security benefits in effect during 1999.


                                                                Years of Credited Service

                                    -----------------------------------------------------------------------------------
Average Final Compensation               15            20            25            30            35            40
--------------------------               --            --            --            --            --            --
$150,000....................             $25,790       $34,387       $42,984       $51,581       $60,178       $68,774
$200,000....................             $35,165       $46,887       $58,609       $70,331       $82,053       $93,774
$250,000....................             $44,540       $59,387       $74,234       $89,081      $103,928      $118,774
$300,000....................             $53,915       $71,887       $89,859      $107,831      $125,803      $143,774
$350,000....................             $63,290       $84,387      $105,484      $126,581      $147,678      $168,774
$400,000....................             $72,665       $96,887      $121,109      $145,331      $169,553      $193,774
$450,000....................             $82,040      $109,387      $136,734      $164,081      $191,428      $218,774
$500,000....................             $91,415      $121,887      $152,359      $182,831      $213,303      $243,774


      Gerald Lipkin, Peter Southway, Peter John Southway and Peter Crocitto have approximately 24, 40, 21 and 23 years of credited service, respectively, under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it) as of January 1, 1999, and, at age 65, would have 31.1, 42.3, 48.1 and 46 years of credited service, respectively. (However, the maximum currently is 40 years of credited service.) In 1999 the following persons received the compensation shown below for purposes of determining their retirement benefits under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it): Gerald Lipkin $500,000; Peter Southway $270,000; Peter John Southway $240,000; and Peter Crocitto $240,000. Pursuant to an agreement, effective May 8, 1996, Valley and the Bank guaranteed Peter Southway a minimum pension, expressed as a joint and survivor annuity of $164,036 if he retired after age 65. Pursuant to an agreement dated August 17, 1994, commencing at age 57, a minimum retirement benefit of $150,000 per year is provided to Mr. Lipkin in the form of a joint and two-thirds survivor annuity which would pay Mr. Lipkin $150,000 per year and his wife $100,000 per year in the event of Mr. Lipkin's death. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.


Employment Contracts and Termination of Employment
and Change of Control Arrangements
----------------------------------

      On August 17, 1994, Valley and the Bank entered into severance agreements with Gerald Lipkin and Peter Southway and as of January 1, 1998 Valley and the Bank entered into severance agreements with Robert Meyer, Peter John Southway and Peter Crocitto. The severance agreements provide that in the event the executive is terminated without cause, he will be entitled to a lump sum payment equal to 12 months of his annual salary at the time of termination, plus a fraction of the bonus paid to him in the previous year, where such fraction is the number of months of the current year during which he served before being terminated, divided by 12. Mr. Lipkin and Mr. Southway also receive health and dental benefits through age 65. Mr. Meyer, Mr. Peter John Southway and Mr. Crocitto receive health, dental benefits, and life insurance and disability plan continuance for three years. Pursuant to the agreement effective May 8, 1996, Valley amended Mr. Southway's severance agreement to use $375,000 as the applicable annual base salary regardless of the base salary actually paid to him. With respect to Mr. Lipkin, his severance agreement provides additional payments in the event of his death or disability.

      As of January 1, 1999, Valley and the Bank entered into amended and restated change-in-control agreements with Gerald Lipkin, Peter Southway, Peter John Southway, Peter Crocitto and Robert Meyer. The change-in-control agreements generally provide employment protection to the covered executives for a three-year period following any change-of-control (as defined in the agreement). If the executive is terminated without cause, or if he resigns for good reason (as defined) he receives a lump sum equal to three times the highest annual compensation paid to him during any calendar year in the three calendar years immediately preceding the change-in-control, plus three years of extra service credited under the benefit equalization plan he is a participant in it, and continuation of his health, hospitalization and medical insurance for a three year period. Payment and the duration of benefits are proportionately reduced as the executive reaches his normal retirement age (age 67 for Peter Southway and ages 65 for the other executives). The change-in-control payments and benefits to the executive will be increased by the amount of the excise tax (and related income and payroll taxes on such amounts) imposed upon all "excess parachute payments" under the Internal Revenue Code so that the executive will be entitled to retain the benefit of these promised payments and benefits without reduction by the excise tax. Excess parachute payments exist when "parachute payments" (i.e., all payments and benefits contingent on a change in control) exceed 3 times the employee's average taxable compensation over the last 5 calendar years. The Long Term Incentive Plan provides that upon a "change in control" (as defined in that plan) all restrictions on shares of restricted stock granted under the plan will lapse and all outstanding options under the plan will, for a period of 60 days, become immediately and fully exercisable. The value of any accelerated vesting is considered a parachute payment.

      As of January 1, 1995, Valley and the Bank also entered into change-in-control agreements with all First Senior Vice Presidents and Senior Vice Presidents who have at least three years of continuous service with the Bank. These agreements are similar to the other change-in-control agreements described above except they provide a smaller lump sum payment and provide a cut-back in the promised payments and benefits to avoid the excise tax under the Internal Revenue Code imposed on "excess parachute payments." Generally, First Senior Vice Presidents with six years or more of service are entitled to a lump sum payment equal to two years salary plus a pro rata bonus and continuation of medical, dental and life insurance benefits. The lump sum is reduced to one year of base salary and a pro rata bonus for officers with between three years and six years of service. Similarly, Senior Vice Presidents with six years or more of service are entitled to one year of base salary and a pro rata bonus, and the lump sum is six months and a pro rata bonus for Senior Vice Presidents with between three and six years of service.

      All change-in-control agreements are for fixed terms, but provide for automatic annual extensions unless Valley takes specific action to halt the renewal.

      As of July 7, 1995, Valley and Mr. Lipkin entered into a split dollar life insurance arrangement. Under the arrangement, Valley agreed to pay the annual premiums necessary to fund a $1,000,000 second-to-die life insurance policy on the lives of Mr. Lipkin and his wife. When the policy is fully paid, or from the death benefits thereunder, Valley will be repaid all of its premium payments made by it (without interest). In return, in an agreement as of that date, Mr. Lipkin waived all rights he has to group term policies under Valley's benefit policies or otherwise. The split dollar policy is anticipated to require annual premium payments by Valley of $25,250 for 11 years, although the amount and duration of the premiums depends on the dividends paid by the insurance company. Valley has also agreed that it will pay the premiums, regardless of whether Mr. Lipkin continues to be employed by Valley.


Director Compensation Arrangements
----------------------------------

      Valley pays its directors a $10,000 annual retainer, plus fees of $500 per board meeting attended, $1,000 for each Audit Committee meeting and Human Resource and Compensation Committee meeting and $500 for each other committee meeting attended. Bank directors fees consist of: an annual retainer of $10,000, plus $500 for each meeting of the Board attended, $1000 for each executive committee meeting attended and $500 for each other committee meeting attended. Directors of Valley and the Bank who are salaried officers do not receive directors' fees or retainers. The Chairmen of the Human Resource and Compensation Committee, the Nominating and Governance Committee, the Audit Committee, the Insurance Committee and the Community Development and Fair Lending Committee, currently Messrs. McEntee, Drukker, Rachesky, Vozza and Ms. Bronander, respectively, each receive an additional retainer of $5,000 per year.



      In November 1992, Valley instituted a retirement plan for eligible non-employee directors of Valley and/or the Bank. The plan provides for benefits which commence after the non-employee director has retired from the Board and reached the age of 65. The benefits terminate in 10 years or earlier upon death of the non-employee director. The annual benefit is a percentage of the annual Bank and Company retainer paid to the director at the time of retirement, as follows: after 5 years of service (25%), increasing 5% for each additional year of service to 100% after 20 years of service.

               HUMAN RESOURCE AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

      The  following   report  was  prepared  by  Valley's  Human  Resource  and
Compensation Committee regarding executive compensation policy and its relation to Valley's performance.


Compensation Review Process
---------------------------

      The Human Resource and Compensation Committee of the Board of Directors, consisting entirely of independent outside directors, is responsible for establishing and overseeing policies governing annual and long-term compensation programs for officers named in the compensation tables shown above and other executive officers of Valley.

      The committee uses an independent compensation consulting firm to assist in its deliberations. The committee has sought the consultant's guidance in maintaining levels of executive compensation that are consistent with banks that are similarly situated in terms of business and labor market competition (the compensation peer group).

      With  this  outside,   independent  assistance,  the  committee  evaluates
salaries, annual performance goals and awards under annual incentive plans and administers the Long-Term Stock Incentive Plan.

      When the committee's actions relate to officers who also are directors, the Board of Directors (exclusive of the officer-directors) reviews the recommendations of the committee and approves final compensation arrangements.


Compensation Strategy
---------------------

      The objective of Valley's executive compensation program is to align compensation with business strategy and the continued enhancement of shareholder value through stock price growth and dividends.

      A total compensation approach to determining appropriate compensation levels for executive officers has been adopted by the committee. Target total compensation levels (consisting of annual base salary, and annual and long-term incentive award opportunities, including stock options and restricted stock) are established at the beginning of each year. These targets take into consideration Valley's performance relative to its compensation peer group and total compensation opportunities for the peer group. Under this total compensation approach, an increasing amount of the executive total compensation mix is based on pay-for-performance targets and performance compared to peers.

      The organizations used for the purpose of developing compensation targets are based on labor market competition as well as business competition. These organizations may differ from the banking organizations included in the industry group used in the Performance Graph of stock growth and dividend reinvestments shown below.

      Target total compensation is determined through a statistical process that builds a model of peer group compensation relative to asset size and performance. The peer group modeling process provides an objective basis to identify those performance measures best related to compensation in the peer companies. These performance measures can vary from year to year based on the statistical results and may include earnings growth, return on assets and return on equity.

      Valley's size and performance results are factored into the peer group model to identify appropriate target total compensation opportunities for Valley's executives. As a result, when performance objectives are exceeded, executives have an opportunity to realize compensation above their target total compensation levels. When performance objectives are not met, the total compensation paid is lower than target.

      Specific compensation program components are discussed below.


Base Salary
-----------

      Base salary levels are determined each year, in part, by considering the labor market levels of compensation paid to executives of comparable banking organizations. Labor market values are established by the peer group banking organization modeling process described above and supplemented by the average results of an analysis of published compensation surveys of similar size organizations in the banking industry to reflect broader industry trends.

      The labor market values are used to create salary ranges. Individual executive salaries are determined relative to the ranges on the basis of a subjective assessment of each executive's contribution to the Bank's success as well as the level of knowledge and experience each executive brings to the job.


Annual Incentive Plan
---------------------

      Consistent with the goals of continued financial strength and shareholder value creation for 1998, annual incentive awards were based on a combination of achieving or exceeding corporate objectives for return on average assets and return on average equity, and individual performance of participating officers.

      The annual incentive plan has minimum performance requirements, below which no bonuses may be awarded. Targets for minimum return on average equity and return on average assets before extraordinary items are determined each year at the beginning of the annual incentive plan year.

      Each year target annual incentive opportunities for executives are established using the data from the peer group, again, supplemented by the combined results of the analysis of published surveys of compensation in the banking industry and internal relationships. The committee adopted a policy of setting target opportunities near the average of those available in the competitive market place. Target awards range up to 60% or more of base salary.

      Actual annual incentive awards are determined through a performance measurement process relative to achievement of Valley goals and individual performance objectives. Corporate performance can account for up to 75% of each participant's target award. Individual performance achievement measures are both objective (e.g., pre-determined goals) and subjective (e.g., Board assessment of the executive's leadership and management of resources). In addition, the committee can, at its discretion, adjust individual awards by plus or minus 20%. Actual awards can range from 0% to 115% of an executive's base salary depending on Company and individual performance.


Long-Term Incentive Plan
------------------------

      Long-term incentive awards may be granted in the form of stock options (qualified incentive stock options or non-qualified stock options), stock appreciation rights and/or restricted stock. The purpose of these awards is to align executive long-term compensation opportunities with the realization of stock price growth and dividends for shareholders.

      The number of stock options and restricted stock awards are determined on an annual basis using the target long-term incentive award opportunity as a guide. This is initially the difference between the target total compensation opportunity and the sum of the executive's base salary and target annual incentive award opportunity. A combination of restricted stock and stock options are then awarded up to the target long-term incentive award opportunity on a subjective basis, taking into account Valley's performance, competitive practices, and individual performance. Previous stock option and restricted stock awards also may be considered by the committee and the Board, at its discretion, in determining the number of stock option and restricted shares to be granted.


Compensation of the Chief Executive Officer
and Other Named Executive Officers
----------------------------------

      For 1999, Mr. Lipkin was granted a 4.2% salary increase, bringing his base salary level to $500,000. This salary increase recognizes Mr. Lipkin's contribution to Valley's success, the level of knowledge and experience he brings to the job of Chairman and Chief Executive Officer, and the labor market levels of compensation paid to chief executive officers of comparable banking organizations. Additionally, Mr. Lipkin led Valley in achieving annual objectives.

      Salary adjustment for the other named executive officers were 4% of their base salaries and reflected certain realignment of duties and responsibilities as well as individual officer contributions to the growth of the Bank, experience and skill levels and the movement of salaries in competitive labor markets.

      The 1999 base salary levels were determined in accordance with Valley's policy as described in "Base Salary" above.

      For 1999, Valley's performance met targeted levels and approved goals. Mr. Lipkin contributed to this success by developing Valley management team, improving Valley's financial strength, broadening the product line and expanding market share. As a result of these contributions, Mr. Lipkin's annual incentive award was therefore 95% of his base salary.

      For the other named executive officers, the 1999 annual incentive awards averaged 51% of their 1999 salaries. These awards ranged from 42% to 74% for these individuals, reflecting differences in business unit results and organization level.

      The 1999 annual incentive awards were determined in accordance with Valley's policy as described in "Annual Incentive Plan" above.

      As part of the total compensation program, in 1999 Mr. Lipkin was awarded a stock option for 15,749 shares at $27.80 per share, the market value on the date of grant. Mr. Lipkin also was awarded 5,250 shares of restricted Company common stock at $27.80 per share. The stock options become exercisable and the restricted stock becomes vested at the rate of 20% per year starting with the first anniversary from the date of grant. Mr. Lipkin's opportunity to receive value from the option awards is contingent on the growth of Valley's stock price over the vesting period of the awards.

      During 1999, other executive officers named in the compensation tables received qualified incentive stock option grants totaling 35,250 shares at an average grant price of $26.06 per share. As a group, the other named executive officers received restricted stock awards totaling 10,890 shares at an average price at grant of $26.11 per share. All of these shares were granted at the market value on the date of grant. All of the factors relating to exercise of options and tandem SARs and the vesting of restricted stock noted above for Mr. Lipkin apply to these stock awards.

      The long-term incentive awards to executive officers in 1999 were made in accordance with the total target compensation approach described under
"Long-Term Incentive Plan" above. In addition, previous stock options and restricted stock awards were considered in making these awards.


Deductibility of Compensation
-----------------------------

      Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation for the five highest paid officers. Deductible compensation for those officers is limited to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which has been approved by shareholders.

      In the last calendar year some immaterial amounts of compensation for Mr. Lipkin were not deductible. This year Valley is asking its shareholders to approve the Executive Incentive Plan which is intended to exempt from Section 162(m) limits the long-term incentive awards for covered executive officers. Based on its 2000 salaries, the approval of the Executive Incentive Plan and the annual incentive awards, stock option and restricted stock awards, Valley does not expect any of its active named executive officers to materially exceed the $1 million deductibility threshold during the 2000 taxable year.

      Detailed information related to the compensation of five of Valley's executive officers is shown in the compensation tables within this proxy statement.

               Human Resource and Compensation Committee Members:

                           Robert E. McEntee, Chairman
                               Andrew B. Abramson
                               Harold P. Cook, III
                                 Graham O. Jones
                                  Gerald Korde
                                 Robert Rachesky
                                 Richard F. Tice

                                PERFORMANCE GRAPH

      The following graph compares the cumulative total return on a hypothetical $100 investment made on January 1, 1995 in: (a) Valley's common stock: (b) the Standard and Poor's ("S&P") 500 Stock Index; and (c) the Keefe, Bruyette & Woods' KBW 50 Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.

      This year, Valley switched from Keefe, Bruyette & Woods Eastern Region Index of banking organizations to the KBW 50 Index, an index composed of fifty money center and regional banks. This switch is necessary because, Keefe, Bruyette & Woods will no longer track an Eastern Region Index. Instead, the KBW 50 Index should provide a consistent means for comparing the performance of Valley's common stock against other financial institutions generally. The comparable figures in the graph below for the Keefe, Bruyette & Woods Eastern Region Index would have been 1/1/95 - $100; 12/31/95 - $169.75; 12/31/96 -
$232.83; 12/31/97 -$437.09; 12/31/98 - $388.14; 12/31/99 - $374.87.


     INDEX OF TOTAL RETURNS: VALLEY NATIONAL BANCORP, S&P 500, KBW 50 INDEX
                       JANUARY 1, 1995 - DECEMBER 31, 1999


                                [graph omitted]



                                                  1/95       12/95      12/96      12/97       12/98       12/99
---------------------------------------------- ----------- ---------- ---------- ----------- ---------- ------------
Valley National Bancorp                          100.0      101.06     112.97      186.89     173.27      187.29
---------------------------------------------- ----------- ---------- ---------- ----------- ---------- ------------
KBW 50 Index                                     100.0      160.16     226.56      331.21     358.62      346.17
---------------------------------------------- ----------- ---------- ---------- ----------- ---------- ------------
S&P 500 Index                                    100.0      134.11     161.29      211.30     267.65      319.91
---------------------------------------------- ----------- ---------- ---------- ----------- ---------- ------------


            HUMAN RESOURCE AND COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

      All members of the Human Resource and Compensation Committee have engaged in loan transactions with the Bank. Committee members include Messrs. McEntee (Chairman), Abramson, Drukker, G. Jones, Korde, Rachesky and Tice. All such loans were made in the ordinary course of business of the Bank. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of Valley's Human Resource and Compensation Committee.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

      The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

      During 1999, the Bank paid for legal services to a law firm whose partner is Harold P. Cook, III, a director and shareholder of Valley. During 1999, the Bank paid for legal services to a law firm whose partner is Graham O. Jones, a director and shareholder of Valley. During 1999, the Bank paid for legal services to a law firm whose partner is Richard S. Miller, a director and shareholder of Valley.


Recommendation on Proposal 1
----------------------------

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.

              PROPOSAL 2 - APPROVAL OF THE VALLEY NATIONAL BANCORP
                            EXECUTIVE INCENTIVE PLAN

      Section 162(m) of the Internal Revenue Code generally provides that a public company (such as Valley) may not deduct compensation paid to its chief executive officer or any of the four most highly compensated officers ("Covered Employees") to the extent it exceeds $1,000,000 in any one tax year, unless the payments are made based upon the attainment of objective performance goals that are approved by shareholders.

      Subject to shareholder approval, Valley has adopted the Valley National Bancorp Executive Incentive Plan to provide an incentive mechanism to senior executives to maximize the performance of Valley and its subsidiaries, and to attract and retain achievement-oriented senior executives. Under the Plan, awards will be made utilizing objective performance criteria for determining the maximum bonus awards for Covered Employees and certain other senior executives. All officers of Valley or its subsidiaries are eligible for participation under the Plan. Valley's Compensation Committee administers the Plan and designates employees for participation in the Plan. The Compensation Committee is comprised entirely of "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee has designated the Chief Executive Officer of Valley National Bancorp as the only Plan participant for the 2000 tax year.

      The amount of a Plan participant's award for any calendar year will be based upon performance goals established by the Compensation Committee relating to one or more business criteria that apply to a Plan participant, which may include revenues of Valley or any subsidiary, pre-tax profits of Valley or any subsidiary, stock price, market share, earnings per share, return on equity, or costs, as well as projected Company and industry performance, and such other factors as it may deem appropriate, including conditions in the general economy and in the industry. With respect to Valley's Chief Executive Officer the Compensation Committee has determined that earnings per share, return on equity, net income and the net pre-tax profits of Valley, as well as the valuation of his performance in relation to obtaining targeted results are the business criteria to be used for this year. We have not yet determined the amount of any awards to be granted under the Plan, however, no participant will receive more than $2,000,000 under the Plan for any one calendar year. Shareholder approval of the Plan will constitute approval of these performance goals for purposes of bonuses to Covered Employees for deductibility under Section 162(m) of the Code.

      Awards for a calendar year will be payable to participants under the Plan following the close of such year, but generally not earlier than the date on which the Compensation Committee certifies in writing that the performance goals have been achieved, unless the Compensation Committee determines that the goals have or will be met before the end of the year, in which case the Compensation Committee can make estimated awards. Awards will generally be paid in cash.

      A copy of the Plan is attached as Appendix A to this proxy statement.

      Approval of the Plan, including the performance goals described above, must receive the affirmative votes of the holders of a majority of the shares represented, in person or by proxy, at the meeting.


Recommendation on Proposal 2
----------------------------

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE EXECUTIVE INCENTIVE PLAN INCLUDED IN PROPOSAL 2.

 PROPOSAL 3 - AMENDMENT  TO THE  CERTIFICATE  OF INCORPORATION TO AUTHORIZE
              30,000,000 SHARES OF A NEW CLASS OF "BLANK CHECK" PREFERRED STOCK.

General
-------

      On February 12, 2000, the Board of Directors, unanimously approved an amendment to Article V of Valley's Certificate of Incorporation to increase the authorized capital stock to 133,359,375 shares from 103,359,375 shares, and authorize 30,000,000 shares of a new class of "blank check" preferred stock. Valley currently has 103,359,375 shares of authorized common stock, but is not authorized to issue preferred stock.

      The purpose of the amendment is to authorize the issuance of 30,000,000 shares of preferred stock to maximize Valley's ability to expand its capital base. The full text of the proposed amendment is attached to this proxy statement as Appendix B. The description of the amendment is qualified in its entirety by reference to Appendix B.

Purpose of the Proposal
-----------------------

      The Board of Directors believes that the proposed authorization to create a new class of preferred stock may assist in achieving future acquisitions and in meeting its corporate needs. If the issuance of shares is deemed advisable in connection with raising additional capital, or future acquisitions, having the authority to issue the shares may avoid the time, delay and expense of a special shareholders' meeting to authorize the issuance of preferred stock. No further action or authorization by Valley's shareholders would be necessary prior to issuance of such stock, except as may be required for a particular transaction by applicable law or regulation, including but not limited to the listing regulations of the NYSE, which may require approval under certain circumstances. Valley has no specific agreements, commitments or plans at this time for the sale or other use of the preferred stock.

      One circumstance that could cause Valley to issue shares is acquisitions or the need for additional capital to support acquisitions. In the past, Valley and the Bank have been involved in acquiring financial institutions and other transactions. In the past, many of Valley's transactions involved the issuance of shares of Valley's common stock to the shareholders of the acquired institution. With the expected end of pooling-of-interests accounting treatment at the end of this year, preferred stock may become a more prevalent mechanism in Valley's acquisitions. Because acquisition processes are fast-paced, complex and unpredictable, Valley cannot predict when and if stock issuance to acquisition targets or for capital raising purposes will be deemed appropriate by management or will be required as a commitment in connection with a specific acquisition.

      The preferred stock that would be authorized by this amendment is referred to as "blank check" preferred stock. The term "blank check" preferred stock refers to stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions are determined by the board of directors of a corporation. As such, Valley's Board of Directors will, in the event of the approval of this proposal, be in entitled to authorize the creation and issuance of 30,000,000 shares of preferred stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, and no further authorization will be required from Valley's shareholders.

Possible Adverse Effects of the Proposal
----------------------------------------

      The issuance of the additional common or preferred stock may be viewed as having adverse effects upon the holders of common stock. Holders of Valley's common stock will not have preemptive rights with respect to the preferred stock. The issuance of the preferred stock could result in an increase in the number of shares of common stock outstanding, thereby diluting percentage ownership of existing shareholders. The issuance of preferred stock could possibly dilute book value per share and/or earnings per share.

Possible Anti-Takeover Effects of the Proposal
----------------------------------------------

      The authorization or issuance of blank check preferred stock may be viewed as being an "anti-takeover" device. In the event of a proposed merger, tender offer or other attempt to gain control of Valley which the Board of Directors does not believe to be in the best interests of Valley or its shareholders, the Board could issue additional preferred stock which could make any such takeover attempt more difficult to complete. Blank check preferred stock may also be used in connection with the issuance of a shareholder rights plan, sometimes called a poison pill. The Board of Directors has not approved any plan to issue any preferred stock for this or any other purpose. The Board of Directors does not intend to issue any preferred stock except on terms that the Board deems to be in the best interest of Valley and its shareholders.

Recommendation on Proposal 3
----------------------------

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AUTHORIZING 30,000,000 SHARES OF A NEW CLASS OF "BLANK CHECK" PREFERRED STOCK INCLUDED IN PROPOSAL 3.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      KPMG LLP, independent public accountants, have audited the books and records of Valley since 1986. Selection of Valley's independent public accountants for the 2000 fiscal year will be made by the Audit Committee of the Board subsequent to the annual meeting.

      KPMG has advised Valley that one or more of its representatives will be present at the annual meeting of shareholders to make a statement if they so desire and to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

      New Jersey corporate law requires that the notice of a shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in Valley's notice of shareholders' meeting in order for the proposal to be properly considered at a meeting of Valley.

      Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in Valley's year 2001 proxy material must be received by the Secretary of Valley National Bancorp no later than November 3, 2000.

      If Valley changes its 2001 annual meeting date to a date more than 30 days from the date of its 2000 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail its proxy materials. If Valley changes the date of its 2001 annual meeting in a manner that alters the deadline, Valley will so state under
Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.


                                  OTHER MATTERS

      The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

      Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or Internet. The proxy is solicited on behalf of the Board of Directors.


                                            By Order of the Board of Directors

                                            ------------------------------------
                                            Gerald H. Lipkin
                                            Chairman, President and
                                            Chief Executive Officer

Wayne, New Jersey
March 1, 2000


      A copy of Valley's Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission will he furnished to any shareholder on written request addressed to Alan Eskow, Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07474. Valley's Annual Report on Form 10-K (without exhibits) is also available on our website at www.valleynationalbank.com.

                                                                     APPENDIX A


                             VALLEY NATIONAL BANCORP
                            EXECUTIVE INCENTIVE PLAN

1.       Purpose.
----------------

         The purposes of this Valley National Bancorp Executive Incentive Plan (the "Plan") are (i) to provide an incentive mechanism to senior executives to maximize the performance of the Company and its subsidiaries, and (ii) to attract and retain achievement oriented senior executives.

2.       Definitions.
--------------------

         For purposes of the Plan, the following terms shall have the defined meanings as set forth below:

         "Board" shall mean the Board of Directors of the Company.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

         "Committee" shall mean the committee of the Board described in Section 4 hereof.

         "Company" shall mean Valley National Bancorp, a corporation organized under the laws of the State of New Jersey (or any successor corporation).

         "Disability" shall mean a physical or mental condition of a Participant resulting from a bodily injury, disease, or mental disorder which renders him or her incapable of continuing in the employment of the Company. Such disability shall be determined by the Committee, based upon appropriate medical advice and examination.

         "Participant" shall mean an officer of the Company or a subsidiary thereof who is awarded rights under the Plan.

         "Performance Goal" shall mean the performance goal set by the Committee in accordance with Section 6 of the Plan.

         "Retirement" shall mean retirement from active employment with the Company on or after attainment of age 62, unless an earlier retirement is approved by the Committee.

3.       Effective Date.
-----------------------

         The Plan shall be effective on January 1, 2000, provided, however, that the effectiveness of this Plan is conditioned on its approval by an affirmative vote of the holders of Company stock represented at a meeting duly held in accordance with applicable law within twelve (12) months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if the Plan is not approved by such stockholders within such twelve-month period.

4.       Administration.
-----------------------

(a) The Plan shall be administered by the Compensation Committee ("Committee") of the Board, which shall consist solely of two or more directors each of whom is an outside director within the meaning of the applicable regulations under
Section 162(m) of the Code or any successor thereto. The members of the Committee shall be appointed by, and may be changed from time to time at the discretion of, the Board.

(b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan; (ii) to construe, interpret, and implement the Plan; (iii) to prescribe, amend and rescind rules and regulations relating to the Plan; (iv) to make all determinations necessary or advisable in administering the Plan; and (v) to correct any defect, supply any omission, and reconcile any inconsistency in the Plan.

(c) The Committee shall maintain written minutes of its meetings, including minutes regarding the Performance Goals established by the Committee pursuant to
Section 6 hereof, and any certification regarding the satisfaction of Performance Goals made pursuant to Section 7 hereof.

(d) Solely for purposes of satisfying the  shareholder  approval  requirement of
Section 162(m) of the Code, the Committee shall cause the material terms under which awards are to be paid to be disclosed to shareholders for approval by a majority of the vote in a separate shareholder vote before the payment of the award. In order to prevent the disclosure of confidential competitive information, such disclosure shall be limited to the disclosure of only those material terms necessary to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder.

(e) All decisions  made by the Committee  pursuant to the provisions of the Plan
shall  be  final  and  binding  on  all  persons,   including  the  Company  and
Participants.

(f) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

(g) To the extent allowable under the regulations under Section 162(m) of the Code, the Committee may, in its sole discretion, revise the amount payable under an award downward, if, in the business judgment of the Committee, it is in the best interests of the Company and its shareholders, and an unintended windfall, or inequitable payment will otherwise result.

5.       Eligibility and Participation.
--------------------------------------

         The class of officers who are eligible to receive payments under the Plan shall consist of such members of the officers of the Company or a subsidiary thereof as the Committee shall in its sole discretion select. The Committee annually shall determine the officers who shall be eligible to receive awards under the Plan.

6.       Awards.
---------------

         The Committee shall, prior to or during the first quarter of each calendar year, establish Performance Goals for determining the incentive awards for such calendar year for Participants in the Plan. The Committee, in determining such Performance Goals, may consider appropriate recommendations made by the Compensation Committees of any subsidiary of the Company. In establishing the Performance Goals, the Committee may, in its discretion, consider one or more business criteria that apply to the Participant, the Company as a whole, or any designated subsidiary or business unit of the Company or a subsidiary thereof. Such business criteria may include, inter alia, revenues of the Company or any subsidiary, pre-tax profits of the Company or any subsidiary, stock price, market share, earnings per share, return on equity, or costs, as well as projected Company and industry performance, and such other factors it may deem appropriate, including conditions in the general economy and in the industry.

         As soon as practicable after the close of each calendar year, the Committee shall determine the actual incentive awards to be made to the Participants, provided, however, that prior to the close of such calendar year, the Committee may estimate the actual incentive awards to be made to all or certain of the Participants and may authorize the immediate distribution of all or any portion thereof to such Participants, and provided further, however, that during any such calendar year the Committee may, in its discretion, determine incentive awards for the portion of the year preceding such determination and may authorize the immediate distribution of such awards to all or certain of the Participants.

         In determining such awards, the Committee may consider, inter alia, the following: (i) the salary of each Participant; (ii) the level of executive or managerial responsibility; and (iii) the performance of each Participant.

7.       Committee Certification.
--------------------------------

         Prior to the payment of the value of any award, the Committee will certify in writing that the Performance Goals set forth in Section 6 and any other material terms within the meaning of the regulations under Section 162(m) of the Code were in fact satisfied.

8.       Payment of Awards.
--------------------------

         As soon as practicable  after the Committee  certification  pursuant to
Section 7 hereof, the Company shall pay to each Participant, in cash, a lump sum equal to the value of his or her award.

9.       Termination of Employment.
----------------------------------

(a) If a Participant's employment with the Company terminates prior to payment for any reason other than (i) death; (ii) Disability; or (iii) Retirement, then the Participant shall not be entitled to any payment with respect to any award granted, unless otherwise provided by the terms of an employment contract.

(b) If a Participant's employment is terminated due to (i) death; (ii) Disability; or (iii) Retirement, then within the twelve months following such death, Disability or Retirement, the Committee, in its sole discretion, may authorize payment to the estate of the Participant of all or any portion of the amount attributable to awards granted to the Participant.

10.      Amendment of the Plan.
------------------------------

         The Board may from time to time alter, amend, suspend, or discontinue the Plan. However, no such amendment or modification shall adversely affect any Participant's rights with regard to outstanding awards.

11.      Assignability.
----------------------

         No awards granted under the Plan shall be pledged, assigned or transferred by any Participant except by a will or by the laws of descent and distribution. Any estate of any Participant receiving any award under the Plan shall be subject to the terms and conditions of the Plan.

12.      Tax Withholding.
------------------------

         Under the Plan, payments made to Participants shall be made in cash, except as otherwise provided in Section 8. However, such payments shall be made net of any amounts necessary to satisfy federal, state and local withholding tax requirements, where required by law.

13.      No Contract of Employment.
----------------------------------

         Neither the action of the Company in establishing this Plan, nor any provisions hereof, nor any action taken by the Company, nor the Committee or Board pursuant to such provisions, shall be construed as giving to any employee or participant the right to be retained in the employ of the Company.

14.      Other Provisions.
-------------------------

         The following miscellaneous terms and conditions are also in effect under the Plan:

(a) Any expenses and liability incurred by the Board, the Committee or the Company in administering the Plan shall be paid by the Company.

(b) Any benefits received or amounts paid to a Participant with respect to awards under the Plan shall have no effect on the level of benefits provided to or received by such Participant, or the Participant's estate or beneficiaries, as a part of any other employee benefit plan or similar arrangement provided by the Company, except as provided under the terms of such other employee benefit plan or similar arrangement.

                                                                     APPENDIX B

Amendment to Certificate
------------------------

         The following would be added as Article V to the Certificate of Incorporation of Valley National Bancorp.

                                    ARTICLE V
                                  CAPITAL STOCK

         (A) The total authorized capital stock of the Corporation shall be 133,359,375 shares, consisting of 103,359,375 shares of Common Stock and 30,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

         (B) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

                  (a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

                  (b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

                  (c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

                  (d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                  (e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;


                  (g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

                  (h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                  (i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

Deletions from Certificates
---------------------------

         Article V of the Certificate, which presently reads as set forth below, shall be deleted in its entirety.

                                    ARTICLE V
                                  CAPITAL STOCK

         The Corporation is authorized to issue 103,359,375 shares of common stock without nominal or par value.